Exhibit 15.3

October 15, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: China Natural Resources, Inc.

We have read the statements that we understand China Natural Resources, Inc. will include in a Form 6-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in this Form 6-K.

Yours truly,

/s/ GHP Horwath, P.C.

Denver, Colorado